Exhibit 99.2

FOR IMMEDIATE RELEASE
April 11, 2014

COMPANY CONTACT:
Kendra Berger
Chief Financial Officer
NTN Buzztime, Inc.
(760) 438-7400

NTN Buzztime Prices $6.1 Million Public Offering of Common Stock

CARLSBAD, Calif., April 11, 2014 — NTN Buzztime, Inc. (NYSE MKT: NTN) today announced the pricing of an underwritten public offering of 11,100,000 shares of its common stock at a price of $0.55 per share for gross proceeds of approximately $6.1 million. The company has also granted to the underwriters a 30-day option to purchase up to an additional 1,665,000 shares of common stock to cover overallotments in connection with the offering, if any. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $5.5 million, assuming no exercise of the overallotment option. The offering is expected to close on April 16, 2014, subject to customary closing conditions.

Roth Capital Partners is acting as the sole book-running manager for the offering.

The company intends to use the net proceeds of the offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities.

The shares described above are being offered by the company pursuant to a registration statement on Form S-3, including a base prospectus (Registration No. 333-193012), previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering, when available, may also be obtained from Roth Capital Partners, LLC, 888 San Clemente, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Buzztime

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant entertainment and marketing services platform. With over 4 million player registrations on the Buzztime platform and over 50 million games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give guests a reason to stay longer.

Forward Looking Statements

This press release includes "forward-looking statements," including with respect to the proposed public offering and the company’s proposed use of proceeds. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.